Exhibit 99.1

tw telecom Reports Second Quarter 2009 Results

— Strong Financial Performance —

Grew Net Income to $5.9 million from $2.9 million sequentially

Grew Revenue, M-EBITDA, Margins, and Cash Flow

— Delivered $24 million of Levered Free Cash Flow, while investing in growth opportunities —

— Enterprise Growth Continues as Demand Remains Solid —

LITTLETON, Colo. — August 10, 2009 — tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its second quarter 2009 financial results, including $301.1 million of revenue, $108.9 million in Modified EBITDA1 (“M-EBITDA”), $23.6 million in levered free cash flow3 and net income of $5.9 million, or $0.04 per share.

“We continue to demonstrate strong execution both financially and operationally,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We grew revenue, delivered strong margins and generated solid cash flow this quarter, while maintaining our strong liquidity. This is no small feat in this economy, and points to our simultaneous strong performance and ongoing strategic positioning. This quarter we continued to invest in customer opportunities, process and system improvements and expanded capabilities, including launching our global IP VPN capabilities. These new services are yet another way to serve our medium to large customers as we expand our market reach, product portfolio, and overall enterprise opportunities. We are focused on managing our operations well today, leveraging our strength in the current marketplace, and investing for the future.”

Highlights for the Second Quarter 2009

•	Grew total revenue 4% year over year and 1% sequentially

•	Grew enterprise revenue 8% year over year and 2% sequentially

•	Grew data and Internet revenue 19% year over year and 3% sequentially

•	Grew M-EBITDA 10% year over year and 4% sequentially

•	Achieved a 36.2% M-EBITDA margin, a 220 basis point improvement year over year

•	Grew EPS to $0.04 per share, a $0.06 improvement year over year

•	Delivered $23.6 million of levered free cash flow, representing 8% of revenue

•	Ended the quarter with $391.8 million in cash and equivalents

Business Trends

“Cash continued to grow, liquidity remains strong, and our overall trends are steady, allowing us to strategically invest, operationally evolve and further optimize our market position for the future,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Ongoing sales efforts allowed us to outsell the impacts of continued higher churn and ongoing repricing for contract renewals. Customer demand remains solid as bookings7 for the quarter returned to the same level as last year.”

The Company continues in a strong liquidity position with no significant debt maturities until 2013, $392 million in cash and equivalents, an undrawn revolver, and no financial maintenance covenants unless it draws its revolver4.

Churn

Reflecting the current economic environment, revenue churn5 was 1.3% for both the current and prior quarter and 1.2% for the same quarter last year. The Company expects elevated revenue churn to continue to pressure revenue growth.

Customer churn5 was 1.4% for the current quarter, up from 1.3% in the prior quarter, and down from 1.5% for the same period last year. The majority of the turnover was from small customers and the Company expects this churn will continue.

Other items for 2009

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, ongoing revenue churn and fluctuations in expenses and capital expenditures. Given the current economic environment, seasonal and other trends may differ from historical experience.

Capital Expenditures

Capital expenditures were $69.2 million for the quarter compared to $73.4 million for the prior quarter and $68.4 million for the same period last year. The sequential decrease reflects $9.7 million of projects last quarter which did not recur, primarily including an opportunistic purchase of fiber assets, offset by $3 million for internal data center initiatives as well as other fluctuations.

For 2009, the Company expects total capital expenditures to be approximately $275 million, with the majority of the capital tied to new sales opportunities.

Year over Year Results — Second Quarter 2009 compared to Second Quarter 2008

Revenue

Revenue for the quarter was $301.1 million compared to $290.2 million for the second quarter last year, representing a year over year increase of $10.9 million, or 4%. Key changes in revenue included:

•	$15.9 million increase in revenue from enterprise customers, or 8% year over year, representing 28 consecutive quarters of enterprise growth

•	$4.1 million decrease in revenue from carriers. Growth in new sales was outpaced by churn and repricing for contract renewals

•	$0.9 million decrease in intercarrier compensation related primarily to rate reductions and fluctuations in volume

By product line, the percentage change in revenue year over year was as follows:

•	19% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales, partially offset by churn and repricing for contract renewals

•	1% decrease in voice services, reflecting ongoing sales of bundled and other local product sales offset by churn

•

6% decrease for network services, due to churn and repricing for contract renewals primarily related to carrier customers and fluctuations in settlements, partially offset by an increase in co-location services

M-EBITDA and Margins

M-EBITDA grew to $108.9 million for the quarter, an increase of 10%, or $10.2 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth, cost efficiencies from network and other optimization efforts and rebranding in the second quarter of last year which did not recur, partially offset with increases in property taxes and employee costs.

Operating costs for the quarter increased primarily due to increased network access costs associated with growth in customer installations of service partially offset by grooming and other cost efficiencies. Operating costs as a percent of revenue were 41% for the current period compared with 42% for the same period last year.

Selling, general and administrative costs (“SG&A”) were flat year over year, primarily reflecting increased property taxes and higher employee costs offset by a decrease in branding costs, bad debt expense and other cost efficiencies. Higher employee costs resulted from increases in incentive based compensation, non-cash stock based compensation and the full quarter impact of annual merit-based salary increases. Bad debt expense was $0.7 million for the quarter and $1.0 million for the same period last year, representing .2% of quarterly revenue for the current quarter and .3% for the same period last year. SG&A costs as a percent of revenue were 25% for the quarter as compared to 26% for the same period last year, reflecting cost efficiencies and scaling of the business.

Modified gross margin6 was 59.3% for the current quarter compared to 58.5% for the same period last year, an 80 basis point improvement. M-EBITDA margin for the quarter was 36.2% as compared to 34.0% for the same period last year, a 220 basis point improvement.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter, the Company achieved a net income of $5.9 million, or $0.04 per share compared to a net loss of $3.2 million, or a loss of $0.02 per share, for the same period last year. The increase year over year in net income for the quarter reflects strong M-EBITDA growth partially offset by increased depreciation, and an impairment loss on long term investments for the same period last year that did not recur.

Sequential Results — Second Quarter 2009 compared to First Quarter 2009

Revenue

Revenue for the quarter was $301.1 million, as compared to $297.6 million for the first quarter of 2009, an increase of $3.5 million, or 1%. Key changes in revenue included:

•	$4.3 million increase in enterprise revenue, representing 2% sequential growth

•	$0.6 million decrease in revenue from carrier customers reflecting new sales offset by churn and the repricing of renewed customer contracts

•	$0.2 million decrease in intercarrier compensation for rate changes and fluctuations in volume and disputes

By product line, the percentage change in revenue sequentially was as follows:

•

3% increase for data and Internet services, primarily due to continued success with Ethernet and IP based product sales and fluctuation in disputes partially offset by churn and repricing of customer contract renewals

•	1% increase in voice services, reflecting ongoing sales of bundled and other local products and fluctuations in settlements, partially offset by churn

•

1% decrease in network services, primarily due to ongoing churn and repricing for customer contract renewals, partially offset by an increase in services to enterprises including co-location and large capacity services

M-EBITDA and Margins

M-EBITDA was $108.9 million for the quarter, compared to $104.4 million for the prior quarter, an increase of 4% or $4.5 million. The growth in M-EBITDA represents the contribution from revenue growth, reduced bad debt expense and network and other optimization efforts, partially offset with property tax and employee merit increases.

Operating costs decreased primarily reflecting network optimization efforts, partially offset by increased network access costs associated with growth in customer installations of service and higher employee costs for merit increases. Operating costs were 41% of revenue for the quarter compared to 42% for the prior quarter.

SG&A costs decreased primarily reflecting lower bad debt expense, partially offset by property tax and employee merit increases and other employee related costs. Bad debt expense decreased to $0.7 million from $3.5 million sequentially, representing .2% and 1.2% of quarterly revenue, respectively. SG&A was 25% of revenue for both the current and prior quarter.

Modified gross margin was 59.3% compared to 58.7% for the prior quarter, a 60 basis point improvement. M-EBITDA margin was 36.2% for the quarter, compared to 35.1% for the prior quarter, a 110 basis point improvement.

Net Income

For the quarter, the Company reported net income of $5.9 million, or $0.04 per share, compared to net income of $2.9 million, or $0.02 per share for the prior quarter. The increase in net income sequentially reflects strong M-EBITDA growth partially offset by increased depreciation.

Summary

“We are focused on continuing to execute both financially and operationally, invest in growth opportunities and position the business for the future,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 11 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:

Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs and non cash interest expense & deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company does not have any maintenance debt covenants on its current debt instruments unless it draws its unused revolver. Please see the Company’s Form 10-K and other SEC filings for further details.

(5)

The Company defines revenue churn as the average lost recurring monthly billing from disconnects (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover compared to the average monthly customer count.

(6)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(7)

Bookings reflects customer sales signed in the quarter. The timing of when these sales are installed and recognized as revenue varies based on the underlying contract which may or may not occur in quarter executed.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by (used in) operating activities in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC and posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2009 and beyond, including expansion plans, growth prospects, bookings, churn, business fluctuations, sales activity, timing of sales and installations, expense trends, seasonality, business trends, repricing for contract renewals, revenue growth, margins and cash flow trends, market opportunities, and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended June 30, 2009. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended June 30			Six Months Ended June 30
	2009	2008	Growth %	2009	2008	Growth %
Revenue
Data and Internet services	$115,829	$97,318	19%	$227,871	$190,108	20%
Network services	93,297	98,804	-6%	187,163	195,610	-4%
Voice services	83,538	84,707	-1%	166,615	167,780	-1%

Service Revenue	292,664	280,829	4%	581,649	553,498	5%
Intercarrier compensation	8,395	9,341	-10%	17,041	19,256	-12%

Total Revenue	301,059	290,170	4%	598,690	572,754	5%

Expenses
Operating costs	123,219	121,274		246,950	242,095

Gross Margin	177,840	168,896		351,740	330,659
Selling, general and administrative costs	75,504	75,483		151,324	149,963
Depreciation, amortization, and accretion	74,406	70,919		147,597	140,778

Operating Income	27,930	22,494		52,819	39,918
Interest expense (3)	(16,235)	(18,302)		(32,916)	(38,422)
Non cash interest expense and deferred debt costs (2) (3)	(4,792)	(4,465)		(9,569)	(8,851)
Interest income	81	1,538		211	4,224
Other Income (loss)	—	(4,095)		—	(4,095)

Income (Loss) before income taxes	6,984	(2,830)		10,545	(7,226)
Income tax expense	1,072	378		1,753	753

Net Income (Loss)	$5,912	$(3,208)		$8,792	$(7,979)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$177,840	$168,896		$351,740	$330,659
Add back non-cash stock-based compensation expense	778	803		1,503	1,728

Modified Gross Margin	178,618	169,699	5%	353,243	332,387	6%

Selling, general and administrative costs	75,504	75,483		151,324	149,963
Add back non-cash stock-based compensation expense	5,809	4,553		11,446	9,713

Modified EBITDA	108,923	98,769	10%	213,365	192,137	11%

Non-cash stock-based compensation expense	6,587	5,356		12,949	11,441
Depreciation, amortization, and accretion	74,406	70,919		147,597	140,778
Net Interest expense (3)	16,154	16,764		32,705	34,198
Non cash interest expense and deferred debt costs (2) (3)	4,792	4,465		9,569	8,851
Other Income (loss)	—	(4,095)		—	(4,095)
Income tax expense	1,072	378		1,753	753

Net Income (Loss)	$5,912	$(3,208)		$8,792	$(7,979)

Modified Gross Margin %	59.3%	58.5%		59.0%	58.0%

Modified EBITDA Margin %	36.2%	34.0%		35.6%	33.5%

Free Cash Flow:
Modified EBITDA	$108,923	$98,769	10%	$213,365	$192,137	11%
Less: Capital Expenditures	69,187	68,405	1%	142,612	128,042	11%

Unlevered Free Cash Flow	39,736	30,364	31%	70,753	64,095	10%
Less: Net interest expense (3)	16,154	16,764	-4%	32,705	34,198	-4%

Levered Free Cash Flow (3)	$23,582	$13,600	73%	$38,048	$29,897	27%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Included above is $4.2 million and $3.9 million for the quarter ended June 30, 2009 and 2008, respectively, and $8.4 million and $7.7 million for the six months ended June 30, 2009 and 2008, respectively, for adoption of this pronouncement.
(3)	Includes $0.6 million and $1.1 million reclassification from Interest Expense to Non Cash Interest Expense and Deferred Debt Costs for the three and six months ended June 30, 2008, respectively.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2009	March 31, 2009	Growth %
Revenue
Data and Internet services	$115,829	$112,042	3%
Network services	93,297	93,866	-1%
Voice services	83,538	83,077	1%

Service Revenue	292,664	288,985	1%
Intercarrier compensation	8,395	8,646	-3%

Total Revenue	301,059	297,631	1%

Expenses
Operating costs	123,219	123,731

Gross Margin	177,840	173,900
Selling, general and administrative costs	75,504	75,820
Depreciation, amortization, and accretion	74,406	73,191

Operating Income	27,930	24,889
Interest expense	(16,235)	(16,681)
Non cash interest expense and deferred debt costs (2)	(4,792)	(4,777)
Interest income	81	130

Income before income taxes	6,984	3,561
Income tax expense	1,072	681

Net Income	$5,912	$2,880	105%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$177,840	$173,900
Add back non-cash stock-based compensation expense	778	725

Modified Gross Margin	178,618	174,625	2%

Selling, general and administrative costs	75,504	75,820
Add back non-cash stock-based compensation expense	5,809	5,637

Modified EBITDA	108,923	104,442	4%

Non-cash stock-based compensation expense	6,587	6,362
Depreciation, amortization, and accretion	74,406	73,191
Net Interest expense	16,154	16,551
Non cash interest expense and deferred debt costs (2)	4,792	4,777
Income tax expense	1,072	681

Net Income	$5,912	$2,880	105%

Modified Gross Margin %	59.3%	58.7%

Modified EBITDA Margin %	36.2%	35.1%

Free Cash Flow
Modified EBITDA	$108,923	$104,442	4%
Less: Capital Expenditures	69,187	73,425	-6%

Unlevered Free Cash Flow	39,736	31,017	28%
Less: Net interest expense	16,154	16,551	-2%

Levered Free Cash Flow	$23,582	$14,466	63%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Included above is $4.2 million for both the quarters ended June 30, 2009 and March 31, 2009, for adoption of this pronouncement.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	6/30/09	3/31/09	6/30/08
Weighted Average Shares Outstanding (thousands)
Basic	147,970	147,853	147,136

Diluted (2)	149,557	148,620	147,136

EPS prior to impacts of convertible debt accounting	$0.07	$0.05	$0.00
Adoption of FSP APB 14-1(3)	(0.03)	(0.03)	(0.02)

Basic & Diluted Income (Loss) per Common Share	$0.04	$0.02	$(0.02)

	As of
	6/30/09	3/31/09	6/30/08
Common shares (thousands)
Actual Shares Outstanding	149,224	149,069	147,292

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	2,912	2,910	1,555

Options (thousands)
Options Outstanding	13,293	13,657	12,386

Options Exercisable	8,291	8,571	7,231

Options Exercisable and In-the-Money	1,808	1,775	2,522

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.
(3)	Effective 1/1/09, the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments, which requires retrospective application. Adoption of this pronouncement included $4.2 million, $4.2 million and $3.9 million for the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively, for Non Cash Interest Expense and Deferred Debt Costs.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2009	March 31, 2009
ASSETS

Cash and equivalents	$391,801	$353,212

Receivables	86,013	85,833
Less: allowance	(11,214)	(13,274)

Net receivables	74,799	72,559

Other current assets	23,196	22,207

Property, plant and equipment	3,389,653	3,330,115
Less: accumulated depreciation	(2,084,625)	(2,021,551)

Net property, plant and equipment	1,305,028	1,308,564

Other Assets (2)	513,320	516,353

Total	$2,308,144	$2,272,895

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities (3)
Accounts payable	$41,997	$32,967
Deferred revenue	32,359	31,607
Accrued taxes, franchise and other fees	65,337	63,538
Accrued interest	16,577	9,555
Accrued payroll and benefits	33,072	36,322
Accrued carrier costs	34,321	31,271
Current portion of debt and lease obligations	8,114	8,564
Other current liabilities	36,935	33,428

Total current liabilities	268,712	247,252

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,750	373,750
Unamortized Discount (2)	(73,289)	(77,397)

Net	300,461	296,353
Floating rate senior secured debt - Term Loan B, due 1/7/2013	585,000	586,500
9 1/4% senior unsecured notes, due 2/15/2014	400,257	400,271
Capital lease obligations	17,857	18,005
Less: current portion	(8,114)	(8,564)

Total long-term debt and capital lease obligations	1,295,461	1,292,565

Long-Term Deferred Revenue	16,908	17,457
Other Long-Term Liabilities	29,514	33,120

Stockholders’ Equity (2)	697,549	682,501

Total	$2,308,144	$2,272,895

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective January 1, 2009 the Company adopted FSP APB 14-1 Accounting for Convertible Debt Instruments. For further details see the Company’s SEC filings and the Company’s supplemental earnings slides.
(3)	Certain prior period liabilities have been reclassified to conform with the presentation in the current period.

tw telecom inc.

tw telecom’s Strong Liquidity

(1)	The Company has no financial maintenance covenants as of June 30, 2009. There are financial maintenance covenants in the Company’s undrawn revolver which would only apply if drawn.
(2)	Based on annualized results for Q2 2009.
(3)	In January 2009, the Company decreased its revolver by $20 million for that portion of the commitment backed by a failed financial institution.
(4)	See the Company’s SEC filings for a full description of the debt instruments.
(5)	Excludes the impact of adoption of FSP APB 14-1 which decreased debt and increased non cash interest expense.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Six Months Ended
	June 30, 2009	Mar. 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net Income (loss)	$5,912	$2,880	$(3,208)	$8,792	(7,979)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	74,406	73,191	70,919	147,597	140,778
Stock-based compensation	6,587	6,362	5,356	12,949	11,441
Discount on debt, investment impairment, deferred debt issue costs and other	4,944	5,198	8,583	10,142	12,993
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(3,128)	8,681	(2,169)	5,553	(486)
Accounts payable, deferred revenue, and other liabilities	17,881	(32,486)	(7,702)	(14,605)	(26,094)

Net cash provided by operating activities	106,602	63,826	71,779	170,428	130,653

Cash flows from investing activities:
Capital expenditures	(68,560)	(66,159)	(66,845)	(134,719)	(126,482)
Proceeds from sale of assets and other investing activities	1,845	5,149	1,245	6,994	(1,142)

Net cash used in investing activities	(66,715)	(61,010)	(65,600)	(127,725)	(127,624)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options, vesting of restricted stock awards and units, and employee stock purchase plan	946	(132)	2,596	814	4,073
Payment of debt and capital lease obligations	(2,244)	(1,648)	(1,837)	(3,892)	(3,477)

Net cash used in financing activities	(1,298)	(1,780)	759	(3,078)	596

Increase in cash and cash equivalents	38,589	1,036	6,938	39,625	3,625
Cash and cash equivalents at the beginning of the period	353,212	352,176	318,218	352,176	321,531

Cash and cash equivalents at the end of the period	$391,801	$353,212	$325,156	$391,801	$325,156

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,890	$25,134	$11,843	$35,024	$39,389

Cash paid for income taxes	$2,180	$28	$990	$2,208	$990

Addition of capital lease obligation	$627	$7,266	$1,560	$7,893	$1,560

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$68,560	$66,159	$66,845	$134,719	$126,482
Addition of capital lease obligation	627	7,266	1,560	7,893	1,560

Total capital expenditures	$69,187	$73,425	$68,405	$142,612	$128,042

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2008				2009
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:

Route Miles
Metro	19,009	19,235	19,477	19,843	20,039	20,219
Regional	6,921	6,921	6,922	6,922	6,922	6,922

Total	25,930	26,156	26,399	26,765	26,961	27,141

Buildings (2)
Fiber connected buildings, on-net	8,587	8,810	9,109	9,422	9,685	9,934

Networks
Class 5 Switches	70	69	69	68	68	68
Soft Switches	36	36	36	36	36	36

Headcount
Total Headcount	2,883	2,890	2,827	2,844	2,853	2,861
Sales Associates	511	517	485	485	486	494

Customers
Total Customers	31,200	30,663	30,006	29,672	29,256	28,676

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.